                                                                    Exhibit 12.1

                       CLARK REFINING & MARKETING, INC.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)

                                                             Year ended December 31,
                                         -------------------------------------------------------------
                                           1993          1992         1991        1990         1989
                                         ---------     ---------    ---------   ---------    ---------
EARNINGS AVAILABLE FOR FIXED CHARGES
     Pretax earnings (a)                 $(14,732)     $(15,781)    $ 59,287    $ 72,233     $ 81,003
     Fixed charges (b)                     40,429        45,403       40,584      44,591       55,115
     Other (c)                                197           182        1,254        (489)        (227)
                                         --------      --------     --------    --------     --------
                                          $25,894       $29,804     $101,125    $116,335     $135,891
                                         ========      ========     ========    ========     ========

FIXED CHARGES
     Gross interest expense (d)           $42,072       $49,277     $ 41,581    $ 44,672     $ 54,045
     Interest factor attributable
       to real expense                      1,133         1,234        1,124       1,077        1,070
                                         --------      --------     --------    --------     --------
                                          $43,205       $50,511     $ 42,705    $ 45,749     $ 55,115
                                         ========      ========     ========    ========     ========

RATIO OF EARNINGS TO FIXED CHARGES           0.60          0.59         2.37        2.54         2.47
                                         ========      ========     ========    ========     ========

(a) 1993 pretax earnings includes a pretax charge of $15,587 for the cumulative effect of change in accounting principle and 1992 pretax earnings include a pretax charge of $18,730 for the early extinguishment of debt
(b)  As adjusted for capitalized interest
(c) Represents the total of adjustments to recognize only distributed earnings for less than 50% owned companies accounted for under the equity method
(d) Represents interest expense on long-term and short-term debt and amortization of debt discount and debt issue costs